September 17, 2025

BlackRock Income Trust, Inc.

50 Hudson Yards

New York, New York 10001

Ladies and Gentlemen:

We have acted as special Maryland counsel to BlackRock Income Trust, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to an aggregate of 25,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), on its Registration Statement on Form N-2 filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 18, 2025 (File No. 333-288158) (together with all amendments through the date hereof, the “Registration Statement”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.

the Registration Statement in the form transmitted to the Commission for filing pursuant to the Act (exclusive of the documents incorporated by reference therein or otherwise deemed to be part thereof or included therein other than the Company’s governing documents);

2.	the charter of the Company (the “Charter”) as reflected in the records of the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”);

3.	the bylaws of the Company (the “Bylaws”) certified as of the date hereof by an officer of the Company;

4.	a certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5.

resolutions (the “Resolutions”) adopted by the Board of Directors (the “Board of Directors”) of the Company relating to the registration of the Shares, certified as of the date hereof by an officer of the Company;

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6.	a certificate executed by an officer of the Company, dated as of the date hereof, with respect to certain factual matters regarding the Charter, the Bylaws, and the Resolutions; and

7.	such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinions set forth below, we have assumed the following:

1.	Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2.

All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine (whether manual, electronic or otherwise) and, to the extent that a signature on a Document is manifested by electronic or similar means, such signature has been executed or adopted by a signatory with an intent to authenticate and sign the document. All public records reviewed or relied upon by us or on our behalf are true, accurate and complete.

3.

The issuance of, and certain terms of, the Shares to be issued by the Company from time to time will be authorized and approved by the Board of Directors, or a duly authorized committee thereof or duly authorized officers of the Company, as the case may be, in accordance with the Maryland General Corporation Law, the Charter, the Bylaws, and the Resolutions prior to the issuance of such Shares (such approval referred to herein as the “Corporate Proceedings”).

4.

After giving effect to any issuance of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Charter.

5.

At the time of issuance of any of the Shares, (a) the Company will be in good standing under the laws of the State of Maryland, (b) none of the governing documents of the Company will have been amended so as to cause such issuance of the Shares to conflict with or violate any provisions of the governing documents of the Company, and (c) such securities will not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument then-binding upon the Company, and such securities will comply with all requirements and restrictions, if any, applicable to the Company, imposed by any court or governmental or regulatory body having jurisdiction over the Company.

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Based upon the foregoing, and subject to the assumptions, limitations, and qualifications stated herein, it is our opinion that:

1.	The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.

Upon the completion of all Corporate Proceedings, the Shares offered by the Company will be duly authorized and, when and if issued and delivered against payment therefor in accordance with the Resolutions, the Corporate Proceedings, and the Registration Statement, the Shares will be legally issued, fully paid, and non-assessable.

We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland, except that we express no opinion with respect to the “blue sky” or other securities laws or regulations of the State of Maryland or any other jurisdiction. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the use of our name and reference to this opinion under the heading “Legal Matters” in the forms of Prospectus Supplements forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By: /s/ Emily Higgs

Principal

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